Exhibit 99.1

BOOZ ALLEN HAMILTON ANNOUNCES
FOURTH QUARTER AND FULL-YEAR FISCAL 2015 RESULTS

Annual results consistent with guidance

Full-year revenue of $5.27 billion

Full-year Adjusted EBITDA of $524 million

Full-year Adjusted Diluted Earnings per Share of $1.60

Quarterly dividend of $0.13 per share, payable on June 30, 2015

McLean, Virginia; May 21, 2015 - Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of management consulting, technology and engineering services firm Booz Allen Hamilton Inc., today announced preliminary results for the fourth quarter and full year fiscal 2015. The Company’s full-year financial results were in line with its upwardly revised guidance, which was provided at the end of the third quarter. The revised guidance called for a low single-digit percentage decline in revenue, and Adjusted Diluted Earnings Per Share in the range of $1.58 and $1.62 per share. As a result of the Company’s effective management of the business, Adjusted EBITDA margins continued to expand and Adjusted Net Income declined at a lower rate than revenue. Additionally, the Company reported a second sequential quarter of headcount gains and year-end funded backlog is at its highest level since fiscal year 2012.

Revenue for fiscal year 2015 was $5.27 billion, compared with $5.48 billion in the prior year period. Revenue in the fourth quarter was $1.34 billion, compared with $1.40 billion in the prior year period. In fiscal year 2015, Adjusted EBITDA was $523.5 million compared to $534.0 million in the prior year period, and Adjusted EBITDA margins increased to 9.9 percent from 9.7 percent. Adjusted Net Income declined slightly to $240.3 million in fiscal 2015 from $241.9 million in the prior-year period, and Adjusted Diluted Earnings per Share was $1.60 for fiscal year 2015, compared with $1.63 in the prior fiscal year.

The Company authorized and declared a regular dividend of $0.13 per share, payable on June 30, 2015, to stockholders of record on June 10, 2015.

“Booz Allen is proud to once again deliver on our guidance, even as the government contracting market remained very competitive. These solid financial results truly reflect the strength of our leadership team and the high quality of our people,” said Horacio Rozanski, President and Chief Executive Officer. “As the year progressed, we were encouraged by signs that the market is improving due to a more stable budget environment that allows clients to plan and focus on mission. Throughout fiscal year 2015, Booz Allen continued investing in our people and in new markets and capabilities that will be engines for sustainable, quality growth and ensure that we continue to provide stockholders a strong return on their investment.”

Financial Review

Full Fiscal Year 2015 - Booz Allen’s fiscal year runs from April 1 to March 31, with the fourth quarter of fiscal 2015 ending March 31, 2015. A summary of the key factors driving fiscal 2015 results, is below:

•
Booz Allen’s 3.7 percent decrease in revenue in fiscal 2015 compared with the prior year was the result of lower average consulting staff headcount during fiscal 2015 in comparison to the prior year, which resulted in fewer billable hours in total, and a reduction in billable expenses, which are lower margin.

•
In fiscal 2015, Adjusted Operating Income decreased to $465.1 million from $470.2 million in fiscal 2014. The decrease was driven by revenue declines, which were mitigated by improved contract profitability, reductions in compensation costs and related fringe benefits, and to a lesser extent by a decrease in depreciation and amortization expense.

•
In fiscal 2015, Adjusted Net Income declined slightly to $240.3 million, from $241.9 million in fiscal 2014. The decrease was primarily the result of the decrease in Adjusted Operating Income, and an increase in the effective tax rate over the prior year, partially offset by a decline in interest expense.

•
In fiscal 2015, Adjusted EBITDA decreased to $523.5 million, from $534.0 million in fiscal 2014. This was driven by the same factors as Adjusted Operating Income, excluding the effect of the decrease in depreciation and amortization expense.

•
In fiscal 2015, diluted EPS decreased to $1.52 from $1.54 in fiscal 2014, and Adjusted Diluted EPS decreased to $1.60 from $1.63. The decline in Adjusted Diluted EPS was driven by the same factors as Adjusted Net Income, along with the impact of an increase in the Company’s diluted share count.

Net cash provided by operating activities in fiscal 2015 was $310.0 million, which was 129 percent of Adjusted Net Income. Free Cash Flow was $273.9 million, or 114 percent of Adjusted Net Income. As a result of this cash flow generation and the strength of Booz Allen’s balance sheet, the Company was able to declare and pay a total of $1.46 per share in dividends, repurchase 2 million shares, and complete two acquisitions during fiscal 2015.

As of March 31, 2015, funded backlog was $2.69 billion, compared to $2.29 billion as of March 31, 2014, an increase of nearly 18 percent. Booz Allen’s total backlog as of March 31, 2015, was $9.36 billion, compared to $9.84 billion as of March 31, 2014. The improvement in funded backlog was due to a more stable government contracting environment, while the decline in total backlog was due in part to the shorter duration of awarded contracts, and the timing of contract transitions and extensions, all of which have contributed to a decline in priced options.

Fourth Quarter 2015 - Below is a summary of Booz Allen’s results for the fiscal 2015 fourth quarter and the key factors driving those results:

•
Booz Allen’s 4.1 percent decrease in revenue in the fourth quarter of fiscal 2015 compared with the prior year period was the result of a reduction in lower margin billable expenses and, to a lesser extent, a reduction in billable hours.

•
In the fourth quarter of fiscal 2015, Adjusted Operating Income increased to $93.6 million from $91.4 million in the prior year period. The increase was driven by improved contract profitability, partially offset by revenue declines and increased spending on indirect costs such as bid and proposal and other overhead activities, and to a lesser extent by reductions in compensation costs and related fringe benefits and a decline in depreciation and amortization.

•
In the fourth quarter of fiscal 2015, Adjusted Net Income declined to $44.8 million, from $49.2 million in the prior year period. The decline was the result of an increase in the effective tax rate over the prior year. The increase in tax expense was partially offset by the increase in Adjusted Operating Income and a decline in interest expense.

•
In the fourth quarter of fiscal 2015, Adjusted EBITDA increased to $108.0 million, from $107.2 million in the prior year period. The increase was driven by the same factors as Adjusted Operating Income, excluding the effect of the decrease in depreciation and amortization expense.

•
In the fourth quarter of fiscal 2015, diluted EPS decreased to $0.29 from $0.30 in the prior year period, and Adjusted Diluted EPS decreased to $0.30 from $0.33. The decrease in Adjusted Diluted EPS was driven by the same factors as Adjusted Net Income.

Financial Outlook

The final quarter of fiscal 2015 was the fourth consecutive quarter with year-over-year improvement in the sum of funded and unfunded backlog. Book-to-bill for the full fiscal year 2015 was 0.91x compared with 0.69x for the full year fiscal 2014. The fourth quarter of fiscal 2015 represents our second sequential quarter of headcount growth. These facts provide us confidence in an improving market as we enter our fiscal 2016. For fiscal 2016, we expect revenue to be roughly flat, with a range of two percent growth to a two percent decline. At the bottom line, for the full year, we are forecasting diluted EPS to be in the range of $1.55 to $1.65, and Adjusted Diluted EPS to be on the order of $1.60 to $1.70.

These EPS estimates are based on fiscal year 2016 estimated average diluted shares outstanding of approximately 150.4 million shares, and a 40.7 percent effective tax rate, which does not include federal and state tax credits that have not yet been extended or for which qualification has not yet been established.

Conference Call Information

Booz Allen Hamilton will host a conference call at 8 a.m. EDT on Thursday, May 21, 2015, to discuss the financial results for its Fourth Quarter and full Fiscal Year 2015 (ended March 31, 2015).

Analysts and institutional investors may participate on the call by dialing (877) 375-9141 International: (253) 237-1151. The conference call will be webcast simultaneously to the public through a link on the investor relations section of the Booz Allen Hamilton web site at

investors.boozallen.com. A replay of the conference call will be available online at investors.boozallen.com beginning at 11 a.m. EDT on May 21, 2015, and continuing for 30 days.
About Booz Allen Hamilton
Booz Allen Hamilton is a leading provider of management consulting, technology, and engineering services to the U.S. government in defense, intelligence, and civil markets, and to major corporations, institutions, and not-for-profit organizations. Booz Allen is headquartered in McLean, Virginia, employs approximately 22,500 people, and had revenue of $5.27 billion for the 12 months ended March 31, 2015.

CONTACT:
Media Relations - James Fisher 703-377-7595;
Investor Relations - Curt Riggle 703-377-5332.
BAHPR-FI

Non-GAAP Financial Information
“Adjusted Operating Income” represents Operating Income before (i) certain stock option-based and other equity-based compensation expenses, (ii) adjustments related to the amortization of intangible assets, and (iii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments. Booz Allen prepares Adjusted Operating Income to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted EBITDA” represents net income before income taxes, net interest and other expense and depreciation and amortization and before certain other items, including: (i) certain stock option-based and other equity-based compensation expenses, and (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments. Booz Allen prepares Adjusted EBITDA to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Net Income” represents net income before: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, (iii) adjustments related to the amortization of intangible assets, (iv) amortization or write-off of debt issuance costs and write-off of original issue discount and (v) any extraordinary, unusual or non-recurring items, in each case net of the tax effect calculated using an assumed effective tax rate. Booz Allen prepares Adjusted Net Income to eliminate the impact of items, net of taxes, it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to Net Income. Additionally, Adjusted Diluted EPS does not contemplate any adjustments to net income as required under the two-class method of calculating EPS as required in accordance with GAAP.
“Free Cash Flow” represents the net cash generated from operating activities less the impact of purchases of property and equipment.
Booz Allen utilizes and discusses in this release Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS because management uses these measures for business planning purposes, including managing its business against internal projected results of operations and measuring its performance. Management views Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS as measures of the core operating business, which exclude the impact of the items detailed in the supplemental exhibits, as these items are generally not operational in nature. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. Booz Allen also utilizes and discusses Free Cash Flow in this release because management uses this measure for business planning purposes, measuring the cash generating ability of the operating business and measuring liquidity generally. Booz Allen presents these supplemental measures because it believes that these measures provide investors and securities analysts with important supplemental information with which to evaluate Booz Allen’s performance, long term earnings potential, or liquidity, as applicable, and to enable them to assess Booz Allen’s performance on the same basis as management. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in Booz Allen’s industry. Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow are not recognized measurements under GAAP and when analyzing Booz Allen’s performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of Operating and Net Income to Adjusted Operating Income, Adjusted EBITDA and Adjusted Net Income, and net cash provided by operating activities to Free Cash Flows and the explanatory footnotes regarding those adjustments, (ii) use Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS in addition to, and not as an alternative to Operating Income, Net Income or Diluted EPS as a measure of operating results, each as defined under GAAP, and (iii) use Free Cash Flows, in addition to, and not as an alternative to, Net Cash Provided by Operating Activities as a measure of liquidity, each as defined under GAAP. Exhibit 4 includes a reconciliation of Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.
No reconciliation of the forecasted range for Adjusted Diluted EPS to Diluted EPS for any period during fiscal 2015 is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.
Forward Looking Statements
Certain statements contained in this press release and in related comments by our management include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Booz Allen’s preliminary financial results, financial outlook and guidance, including forecasted revenue, Diluted EPS, and Adjusted Diluted EPS, future quarterly dividends, and future improvements in operating margins, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct.
These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.
These risks and other factors include: cost cutting and efficiency initiatives, budget reductions, Congressionally mandated automatic spending cuts, and other efforts to reduce U.S. government spending, including automatic sequestration required by the Budget Control Act of 2011 (as amended by the American Taxpayer Relief Act of 2012 and Consolidated Appropriations Act of 2014), which have reduced and delayed contract awards and funding for orders for services especially in the current political environment or otherwise negatively affect our ability to generate revenue under contract awards, including as a result of reduced staffing and hours of operation at U.S. government clients; delayed funding of our contracts due to uncertainty relating to and a possible failure of Congressional efforts to craft a long-term agreement on the U.S. government’s ability to incur indebtedness in excess of its current limits, or changes in the pattern or timing of government funding and spending (including those resulting from or related to cuts associated with sequestration or other budgetary cuts made in lieu of sequestration); current and continued uncertainty around the timing, extent, nature, and effect of Congressional and other U.S. government action to address budgetary constraints, including, but not limited to, uncertainty around the outcome of Congressional efforts to craft a long-term agreement on the U.S. government’s ability to incur indebtedness in excess of its current limits, and the U.S. deficit any issue that compromises our relationships with the U.S. government or damages our professional reputation, including negative publicity concerning government contractors in general or us in particular; changes in U.S. government spending, including a continuation of efforts by the U.S. government to decrease spending for management support service contracts, and mission priorities that shift expenditures away from agencies or programs that we support; the size of our addressable markets and the amount of U.S. government spending on private contractors; failure to comply with numerous laws and regulations; our ability to compete effectively in the competitive bidding process and delays or losses of contract awards caused by competitors' protests of major contract awards received by us; the loss of General Services Administration Multiple Award schedule contracts, or GSA schedules, or our position as prime contractor on government-wide acquisition contract vehicles, or GWACs; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time, and resources for our contracts; our ability to generate revenue under certain of our contracts; our ability to realize the full value of and replenish our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in estimates used in recognizing revenue; an inability to attract, train, or retain employees with the requisite skills, experience, and security clearances; an inability to hire, assimilate, and deploy enough employees to serve our clients under existing contracts; an inability to timely and effectively utilize our employees; failure by us or our employees to obtain and maintain necessary security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors, including the improper use or release of our clients' sensitive or classified information; increased insourcing by various U.S. government agencies due to changes in the definition of “inherently governmental” work, including proposals to limit contractor access to sensitive or classified information and work assignments; increased competition from other companies in our industry; failure to maintain strong relationships with other contractors; inherent uncertainties and potential adverse developments in legal or regulatory proceedings, including litigation, audits, reviews, and investigations, which may result in materially adverse judgments, settlements, withheld payments, penalties, or other unfavorable outcomes including debarment, as well as disputes over the availability of insurance or indemnification; continued efforts to change how the U.S. government reimburses compensation related and other expenses or otherwise limit such reimbursements, including recent rules that expand the scope of existing reimbursement limitations, such as a reduction in allowable annual employee compensation to certain contractors as a result of the Bipartisan Budget Act of 2013, and an increased risk of compensation being deemed unallowable or payments being withheld as a result of U.S. government audit, review or investigation; internal system or service failures and security breaches, including, but not limited to, those resulting from external cyber attacks on our network and internal systems; risks related to changes to our operating structure, capabilities, or strategy intended to address client needs, grow our business or respond to market developments; risks associated with new relationships, clients, capabilities, and service offerings in our U.S. and international businesses; failure to comply with special U.S. government laws and regulations relating to our international operations; risks related to our indebtedness and credit facilities which contain financial and operating covenants; the adoption by the U.S. government of new laws, rules, and regulations, such as those relating to organizational conflicts of interest issues or limits; risks related to completed and future acquisitions, including our ability to realize the expected benefits from such acquisitions; an inability to utilize existing or future tax benefits, including those related to our stock-based compensation expense, for any reason, including a change in law; and variable purchasing patterns under U.S. government GSA schedules, blanket purchase agreements and indefinite delivery, indefinite quantity contracts. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, filed with the SEC on May 22, 2014.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1
Booz Allen Hamilton Holding Corporation
Consolidated Statements of Operations

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(Amounts in thousands, except per share data)	2015	2014	2015	2014
	(Unaudited)
Revenue	$1,342,946	$1,399,832	$5,274,770	$5,478,693
Operating costs and expenses:
Cost of revenue	664,882	667,450	2,593,849	2,716,113
Billable expenses	341,533	403,225	1,406,527	1,487,115
General and administrative expenses	228,544	221,970	752,912	742,527
Depreciation and amortization	15,427	17,950	62,660	72,327
Total operating costs and expenses	1,250,386	1,310,595	4,815,948	5,018,082
Operating income	92,560	89,237	458,822	460,611
Interest expense	(17,288)	(18,269)	(71,832)	(78,030)
Other, net	8	(175)	(1,072)	(1,794)
Income before income taxes	75,280	70,793	385,918	380,787
Income tax expense	31,917	23,898	153,349	148,599
Net income	$43,363	$46,895	$232,569	$232,188
Earnings per common share:
Basic	$0.29	$0.32	$1.58	$1.62
Diluted	$0.29	$0.30	$1.52	$1.54

Exhibit 2
Booz Allen Hamilton Holding Corporation
Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)	March 31, 2015	March 31, 2014

Assets
Current assets:
Cash and cash equivalents	$207,217	$259,994
Accounts receivable, net of allowance	857,310	916,737
Deferred income taxes	14,539	29,687
Prepaid expenses and other current assets	84,142	49,559
Total current assets	1,163,208	1,255,977
Property and equipment, net of accumulated depreciation	111,367	129,427
Deferred income taxes	14,758	—
Intangible assets, net of accumulated amortization	219,382	220,887
Goodwill	1,304,231	1,273,789
Other long-term assets	64,547	60,738
Total assets	$2,877,493	$2,940,818
Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$57,063	$73,688
Accounts payable and other accrued expenses	481,815	488,807
Accrued compensation and benefits	279,239	331,440
Other current liabilities	30,877	23,169
Total current liabilities	848,994	917,104
Long-term debt, net of current portion	1,569,272	1,585,231
Income tax reserve	58,444	57,406
Deferred income taxes	—	8,231
Other long-term liabilities	214,285	201,210
Total liabilities	2,690,995	2,769,182
Stockholders’ equity:
Common stock, Class A — $0.01 par value — authorized, 600,000,000 shares; issued, 150,237,675 shares at March 31, 2015 and 143,962,073 shares at March 31, 2014; outstanding, 147,238,282 shares at March 31, 2015 and 143,352,448 shares at March 31, 2014	1,502	1,440
Non-voting common stock, Class B — $0.01 par value — authorized, 16,000,000 shares; issued and outstanding, 0 shares at March 31, 2015 and 582,080 shares at March 31, 2014	—	6
Restricted common stock, Class C — $0.01 par value — authorized, 5,000,000 shares; issued and outstanding, 0 shares at March 31, 2015 and 935,871 shares at March 31, 2014	—	9
Special voting common stock, Class E — $0.003 par value — authorized, 25,000,000 shares; issued and outstanding, 1,851,589 shares at March 31, 2015 and 4,424,814 shares at March 31, 2014	6	13
Treasury stock, at cost — 2,999,393 shares at March 31, 2015 and 609,625 shares at March 31, 2014	(72,293)	(10,153)
Additional paid-in capital	174,985	144,269
Retained earnings	104,457	42,688
Accumulated other comprehensive loss	(22,159)	(6,636)
Total stockholders’ equity	186,498	171,636
Total liabilities and stockholders’ equity	$2,877,493	$2,940,818

Exhibit 3
Booz Allen Hamilton Holding Corporation
Consolidated Statements of Cash Flows

	Fiscal Year Ended March 31,
(Amounts in thousands)	2015	2014

Cash flows from operating activities
Net income	$232,569	$232,188
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	62,660	72,327
Stock-based compensation expense	26,163	20,065
Deferred income taxes	(2,543)	(26,371)
Excess tax benefits from the exercise of stock options	(50,800)	(38,185)
Amortization of debt issuance costs and loss on extinguishment	11,582	11,682
Losses on dispositions and impairments	1,541	1,024
Changes in assets and liabilities:
Accounts receivable	60,533	110,308
Income taxes receivable / payable	36,456	(1,903)
Prepaid expenses and other current assets	(1,591)	(5,923)
Other long-term assets	(8,240)	(4,773)
Accrued compensation and benefits	(44,329)	(72,881)
Accounts payable and other accrued expenses	(35,443)	39,178
Accrued interest	5,262	—
Income tax reserves	1,038	388
Other current liabilities	5,127	(1,090)
Other long-term liabilities	9,973	(3,316)
Net cash provided by operating activities	309,958	332,718
Cash flows from investing activities
Purchases of property and equipment	(36,041)	(20,905)
Cash paid for business acquisitions, net of cash acquired	(24,534)	3,563
Escrow receipts	—	3,786
Net cash used in investing activities	(60,575)	(13,556)
Cash flows from financing activities
Net proceeds from issuance of common stock	5,020	5,078
Stock option exercises	6,099	14,620
Excess tax benefits from the exercise of stock options	50,800	38,185
Repurchases of common stock	(62,140)	(3,709)
Cash dividends paid	(215,094)	(345,802)
Dividend equivalents paid to option holders	(47,110)	(56,138)
Debt issuance costs	(8,610)	(6,223)
Repayment of debt	(279,563)	(355,563)
Proceeds from debt issuance	248,438	300,000
Net cash used in financing activities	(302,160)	(409,552)
Net decrease in cash and cash equivalents	(52,777)	(90,390)
Cash and cash equivalents — beginning of year	259,994	350,384
Cash and cash equivalents — end of year	$207,217	$259,994
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$50,074	$61,050
Income taxes	$122,912	$178,411

Exhibit 4
Booz Allen Hamilton Holding Corporation
Non-GAAP Financial Information

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(Amounts in thousands, except share and per share data)	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Adjusted Operating Income
Operating Income	$92,560	$89,237	$458,822	$460,611
Certain stock-based compensation expense (a)	—	—	—	1,094
Amortization of intangible assets (b)	1,056	2,113	4,225	8,450
Transaction expenses (c)	—	—	2,039	—
Adjusted Operating Income	$93,616	$91,350	$465,086	$470,155
EBITDA & Adjusted EBITDA
Net income	$43,363	$46,895	$232,569	$232,188
Income tax expense	31,917	23,898	153,349	148,599
Interest and other, net	17,280	18,444	72,904	79,824
Depreciation and amortization	15,427	17,950	62,660	72,327
EBITDA	107,987	107,187	521,482	532,938
Certain stock-based compensation expense (a)	—	—	—	1,094
Transaction expenses (c)	—	—	2,039	—
Adjusted EBITDA	$107,987	$107,187	$523,521	$534,032
Adjusted Net Income
Net income	$43,363	$46,895	$232,569	$232,188
Certain stock-based compensation expense (a)	—	—	—	1,094
Amortization of intangible assets (b)	1,056	2,113	4,225	8,450
Transaction expenses (c)	—	—	2,039	—
Amortization or write-off of debt issuance costs and write-off of original issue discount	1,278	1,659	6,545	6,719
Adjustments for tax effect (d)	(934)	(1,508)	(5,124)	(6,505)
Adjusted Net Income	$44,763	$49,159	$240,254	$241,946
Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	149,867,259	149,145,614	150,375,531	148,681,074
Adjusted Net Income Per Diluted Share (e)	$0.30	$0.33	$1.60	$1.63
Free Cash Flow
Net cash provided by operating activities	$81,900	$40,384	$309,958	$332,718
Less: Purchases of property and equipment	(18,575)	(8,561)	(36,041)	(20,905)
Free Cash Flow	$63,325	$31,823	$273,917	$311,813

(a)
Reflects stock-based compensation expense for options for Class A Common Stock and restricted shares, in each case, issued in connection with the Acquisition of our Company by The Carlyle Group (the Acquisition) under the Officers' Rollover Stock Plan. Also reflects stock-based compensation expense for Equity Incentive Plan Class A Common Stock options issued in connection with the Acquisition under the Equity Incentive Plan.

(b)	Reflects amortization of intangible assets resulting from the Acquisition.

(c)	Reflects debt refinancing costs incurred in connection with the refinancing transaction consummated on May 7, 2014.

(d)	Reflects tax effect of adjustments at an assumed marginal tax rate of 40%.

(e)
Excludes an adjustment of approximately $640,000 and $3.4 million of net earnings for the three and twelve months ended March 31, 2015, and excludes an adjustment of approximately $1.4 million and $3.1 million of net earnings for the three and twelve months ended March 31, 2014 respectively, associated with the application of the two-class method for computing diluted earnings per share.

Exhibit 5
Booz Allen Hamilton Holding Corporation
Operating Data

	As of March 31,
(Amounts in millions)	2015	2014
Backlog
Funded	$2,691	$2,290
Unfunded (1)	2,121	2,343
Priced Options (2)	4,548	5,205
Total Backlog	$9,360	$9,838

(1)
Reflects a reduction by management to the revenue value of orders for services under one existing single award ID/IQ contract the Company has had for several years, based on an established pattern of funding under this contract by the U.S. government.

(2)	Amounts shown reflect 100% of the undiscounted revenue value of all priced options.

	Three Months Ended March 31,
	2015	2014
Book-to-Bill *	0.48	0.62

*	Book-to-bill is calculated as the change in total backlog during the relevant fiscal quarter plus the relevant fiscal quarter revenue, all divided by the relevant fiscal quarter revenue.

	As of March 31,
	2015	2014
Headcount
Total Headcount	22,540	22,664
Consulting Staff Headcount	20,454	20,572

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2015	2014	2015	2014
Percentage of Total Revenue by Contract Type
Cost-Reimbursable (3)	55%	56%	55%	55%
Time-and-Materials	24%	25%	25%	28%
Fixed-Price (4)	21%	19%	20%	17%

(3)	Includes both cost-plus-fixed-fee and cost-plus-award fee contracts.

(4)	Includes fixed-price level of effort contracts.

	Three Months Ended March 31,
	2015	2014
Days Sales Outstanding **	59	60

**	Calculated as total accounts receivable divided by revenue per day during the relevant fiscal quarter.